DUNCAN, BLUM & ASSOCIATES
                                ATTORNEYS AT LAW
                             cduncan@sprintmail.com

Carl N. Duncan                                                    David E. Blum
5718 Tanglewood Drive                                  1863 Kalorama Road,  N.W.
Bethesda, Maryland 20817                                  Washington, D.C. 20009
(301) 263-0200                                                    (202) 232-6220
(301) 263-0300 (Fax)                                        (202) 232-7891 (Fax)

                                November 20, 2000

                                                                     EXHIBIT 5.1

VIA EMAIL

ImagineNet Corp.
222 Laveview Avenue -- Suite 160-142
West Palm Beach, Florida  33401

Re: ImagineNet Corp. Registration Statement of Form SB-1 Relating to the Offer and Sale of 2,240,000 Shares of Common Stock
        --------------------------------------------------

Ladies and Gentlemen:

        Since August 9, 2000, this firm has acted as securities counsel for ImagineNet Corp. (the "Company"), a Nevada corporation organized under the Nevada General Corporate Law, in connection with the registration under the Securities Act of 1933, as amended, of up to 2,240,000 shares of common stock as defined below (the "Shares") in the Company, having a maximum aggregate offering price of up to $1,000,000, pursuant to the referenced Registration Statement. Up to 1,240,000 of such Shares ($1,240,000) may also be sold by enumerated selling shareholders.

        You have requested our opinion regarding the legality of the Shares registered pursuant to the Registration Statement of Form SB-1 (the "Registration Statement"). We have examined originals or copies, certified to our satisfaction, of such records, agreements and other instruments of the Company, certificates or public officials, certificates of the offers or other representatives of the Company, and other documents, as we have deemed necessary as a basis for the opinions hereinafter set form. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon written factual representations of officers and directors, including (but not limited to) statements contained in the Registration Statement.

        Our opinions, insofar as they address issues of Nevada law, are based solely upon our review of (i) the records of the Company; (ii) the Nevada Corporation Law; and (iii) a certified copy of the Company's November 24, 1998 Articles of Incorporation. We do not express our opinion herein concerning any law other than the laws of Nevada, Florida, Georgia and the United States.

        We have assumed the genuineness of all signatures on documents reviewed by or presented to us, the legal capacity of natural persons, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

        Based upon the foregoing, we are of the opinion that:

1. The Company is a duly organized, validly existing corporation under the laws of the state of Nevada.

2. The Shares of the Company to be offered pursuant to the Prospectus forming a part of the Registration Statement are validly authorized and, when sold, will be validly issued, fully paid and non-assessable under the law of Nevada.

        We hereby consent to the reference to our firm in the "Legal Matters" section of the Prospectus and to the inclusion of this opinion as an Exhibit to the Registration Statement.


                                            DUNCAN, BLUM & ASSOCIATES

                                            By: /s/ Carl N. Duncan
                                            Carl N. Duncan, Managing Partner